Inuvo, Inc. Reports 2013 Full Year Financial Results of $55 Million in Revenue and an Improvement of $7.5 Million in Net Income Year-Over-Year
CONWAY, AR, March 10, 2014 -- Inuvo, Inc. (NYSE MKT: INUV), an Internet marketing and technology company that delivers targeted advertisements into websites and applications reaching desktop and mobile devices, today announced net income of $477,000 or $0.02 per basic and diluted share on revenue of $55 million in 2013.

"The Company’s performance improved significantly in 2013,” stated Richard Howe, Chairman and Chief Executive Officer of Inuvo. “Not only did we improve profitability in 2013, but we also built a new line of business that has already grown from zero to a $15 million dollar annualized revenue run rate. Fourth quarter results reflect the aggressive transition out of our Toolbar product into higher growth, content based, mobile ready websites and applications.”

Full Year 2013 Highlights

•	Net revenues for 2013 were $55 million, up 3% from the $53.4 million reported in 2012.

•	Operating expenses improved 24% from $34.3 million in 2012 to $26.2 million in 2013.

•	Net income improved $7.5 million from a loss of $7 million in 2012 to a profit of $0.5 million in 2013.

•	Net income per diluted share improved from a $0.34 loss in 2012 to a $0.02 per share profit 2013.

•	AEBITDA improved 50% going from $2.5 million in 2012 to $3.8 million in 2013.

Fourth Quarter 2013 Highlights

•	Net Revenues of $11.4 million in 2013 compared to $16.2 million in 2012.

•	Operating expenses of $5.6 million in 2013 compared to $9.9 million in 2012.

•	Net loss of $253,000 in 2013 compared to a Net loss of $864,000 in 2012.

•	The launch of three websites at home.alot.com, finance.alot.com, and careers.alot.com

Inuvo manages the business along two segments, the Partner Network and the Owned and Operated Network and effective with the third quarter 2013, the Company is reporting its results in these two segments. The Partner Network facilitates transactions between advertisers and our partners' websites and applications. The Owned and Operated Network designs, builds and markets consumer websites and applications. This segment includes Inuvo’s mobile-ready ALOT websites and the ALOT Toolbar products. The segments share the utilization of the company’s core technology platform.

Financial results for the Year ended December 31, 2013
Net revenues for 2013 were $55 million, an increase of 3% as compared to $53.4 million reported in 2012. The Partner Network segment revenue increased 39% to $35.9 million over the same period in 2012. Net revenue from the Owned and Operated Network segment was $19.1 million, or 35% of total net revenues.

Gross profit decreased to $26.2 million in the year ended December 31, 2013 compared to $27.7 million of 2012. The lower gross profit in the year reflects the additional payments to partners associated with growth in the Partner segment and a lower contribution from the Owned and Operated segment while we transition out of the ToolBar product.

For the year ended December 31, 2013, Adjusted EBITDA, a non-GAAP measure, increased to $3.8 million compared to $2.5 million in the same period of 2012.

The Company reported net income of $477,000 for the year ended December 31, 2013 or $0.02 per diluted share, compared to a net loss of $7 million or a $0.34 per share loss for the last year.

Three-month financial results for the period ended December 31, 2013
Net revenues for the three months ended December 31, 2013, were $11.4 million, as compared to the $16.2 million reported in the three months ended December 31, 2012. Gross profit was $5.3 million in the three months ended December 31, 2013 compared to $8.8 million for the same period of 2012. Lower year over year results were due primarily to the transition to our owned websites and application and away from Toolbar products.

For the quarter ended December 31, 2013, Adjusted EBITDA, a non-GAAP measure, decreased to $79 thousand compared to $1.0 million in the fourth quarter of 2012. The Company reported a net loss of $253,000, or $0.01 per diluted share, for the three months ended December 31, 2013, compared to a net loss of $864,000, or $0.04 per share loss, for the corresponding period last year. Net income was adversely impacted by a $263,000 one-time reserve related to our transition away from publishers that focus heavily on marketing models with non-standard traffic sources.

The Company's consolidated financial statements as of December 31, 2013 include the financial results of its Vertro subsidiary from March 2012 forward; the prior year periods do not contain financial results of the Vertro subsidiary for the first two months of 2012. Net income includes various adjustments and charges to the company’s discontinued operations in Europe. In the fourth quarter and full year of 2013, this had a favorable effect on net income of $46,000 and $504,000, respectively. In the fourth quarter and full year of 2012, adjustments to the company’s discontinued operations in Europe had an unfavorable effect on net income of $41,000 and $184,000, respectively.

Balance Sheet as of December 31, 2013
Cash and cash equivalents totaled $3.1 million at December 31, 2013. Current assets and total assets were $7.3 million and $24.9 million, respectively and current liabilities and total liabilities were $11.1 million and $19.6 million, respectively, as of December 31, 2013. Bank debt was reduced to $6.1 million from $7.8 million at December 31, 2012. Shareholder’s equity was approximately $5.3 million.

Conference Call Information
Date: Monday, March 10, 2013
Time: 4:30 p.m. EDT
Domestic Dial-in number: 1-877-941-2068
International Dial-in number: 1-480-629-9712
Live webcast: http://public.viavid.com/index.php?id=108060

In addition, the call will be webcast on the Investor Relations section of the Company's website at http://investor.inuvo.com/events_and_presentations where it will also be archived for 45 days. A telephone replay will be available through Friday, March 14, 2013. To access the replay, please dial 1-877-870-5176 (domestic) or 1-858-384-5517 (international). At the system prompt, enter the code 4670924 followed by the # sign. You will then be prompted for your name, company and phone number. Playback will then automatically begin.

About Inuvo, Inc.
Inuvo®, Inc. (NYSE MKT: INUV ) is an Internet marketing and technology company that delivers targeted advertisements into websites and applications reaching desktop and mobile devices. To learn more about Inuvo, please visit www.inuvo.com.

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements.
These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations with respect to our lack of profitable operating history, changes in our business, potential need for additional capital, fluctuations in demand; changes to economic growth in the U.S. economy; and government policies and regulations, including, but not limited to those affecting the Internet, all as set forth in our Annual Report on Form 10-K for the year ended December 31, 2013. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and are difficult to predict. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Inuvo, Inc.
Wally Ruiz, Chief Financial Officer
501-205-8397
wallace.ruiz@inuvo.com
or
Investor Relations:
Alliance Advisors, LLC
Thomas Walsh, 212-398-3496
twalsh@allianceadvisors.net

Or

Valter Pinto, 914-669-0222 x201
valter@allianceadvisors.net

INUVO, INC.
CONSOLIDATED BALANCE SHEET

	December 31,	December 31,
	2013	2012
Assets
Current assets
Cash	$3,137,153	$3,381,018
Restricted cash	-	301,158
Accounts receivable, net	3,609,825	5,400,290
Unbilled revenue	24,472	58,219
Intangible, net - current	-	328,665
Other current assets	510,968	467,957
Total current assets	7,282,418	9,937,307

Property and equipment, net	1,188,566	2,110,771
Goodwill	5,760,808	5,760,808
Intangible assets, net	10,324,326	11,138,330
Other assets	379,513	182,387
Total assets	$24,935,631	$29,129,603

Liabilities and Stockholders’ Equity
Current liabilities
Term and credit notes payable, current portion	$2,548,333	$1,333,333
Accounts payable	6,235,533	10,196,930
Accrued expenses and other current liabilities	2,386,226	1,872,722
Total current liabilities	11,170,092	13,402,985

Deferred tax liability	3,788,903	4,099,000
Term and credit notes payable, long term	3,595,300	6,488,889
Other long-term liabilities	1,039,470	932,377
Total liabilities	19,593,765	24,923,251

Total stockholders' equity	5,341,866	4,206,352
Total liabilities and stockholders' equity	$24,935,631	$29,129,603

INUVO, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	(Unaudited)
	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012
Net revenue	$11,431,083	$16,240,387	$54,990,340	$53,362,945
Cost of revenue	6,156,644	7,445,389	28,784,887	25,635,510
Gross profit	5,274,439	8,794,998	26,205,453	27,727,435
Operating expenses
Marketing costs	3,763,855	5,091,407	14,389,493	18,189,643
Compensation	1,294,590	2,244,595	6,022,526	6,700,016
Selling, general and administrative	505,543	2,515,261	5,776,529	9,365,675
Total operating expenses	5,563,988	9,851,263	26,188,548	34,255,334
Operating income	(289,549)	(1,056,265)	16,905	(6,527,899)
Other expense, net	(85,508)	(164,388)	(356,956)	(638,198)
Net loss from continuing operations before taxes	(375,057)	(1,220,653)	(340,051)	(7,166,097)
Income tax benefit	75,699	397,446	313,645	326,799
Net loss from continuing operations	(299,358)	(823,207)	(26,406)	(6,839,318)
Net income (loss) from discontinued operations	45,913	(40,751)	503,622	(183,527)
Net income (loss)	(253,445)	(863,958)	477,216	(7,022,845)
Other comprehensive income
Foreign currency revaluation	-	-	(418)	418
Total comprehensive income (loss)	(253,445)	($863,968)	$476,798	($7,022,427)
Earnings per share, basic and diluted
From continuing operations	($0.010)	($0.040)	-	($0.330)
From discontinued operations	-	-	0.02	(0.010)
Net income (loss)	($0.010)	($0.040)	$0.02	($0.340)
Weighted average shares outstanding
Basic	23,291,634	23,176,878	23,281,439	21,004,235
Diluted	23,291,634	23,176,878	23,281,439	21,004,235

By Segment (Unaudited):
Net revenue
Partner Network	$7,627,071	$9,464,101	$35,859,352	$25,888,154
Owned and Operated Network	3,804,012	6,776,286	19,130,988	27,474,791
Total	$11,431,083	$16,240,387	$54,990,340	$53,362,945
Gross profit
Partner Network	$1,586,627	$2,803,707	$8,042,677	$4,270,728
Owned and Operated Network	3,687,812	5,991,291	18,162,776	23,456,707
Total	$5,274,439	$8,794,998	$26,205,453	$27,727,435

INUVO, INC.
RECONCILIATION OF LOSS FROM CONTINUING OPERATIONS BEFORE TAXES TO ADJUSTED EBITDA
(Unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012
Loss from continuing operations before taxes	$(375,057)	(1,220,653)	$(340,051)	(7,166,097)
Interest expense, net	85,508	164,388	356,956	563,198

Depreciation	292,794	698,537	1,912,513	2,528,299
Amortization	198,501	689,343	1,142,669	4,793,380
Stock-based compensation	146,979	210,275	686,745	842,752
Accrued severances and other noncash expenses	(269,386)	505,000	(5,196)	505,000
Merger costs	-	-	-	436,458
Adjusted EBITDA	$79,339	$1,046,890	$3,753,636	$2,502,990

Reconciliation of Net Loss from Continuing Operations before Taxes to Adjusted EBITDA

In addition to disclosing financial results in accordance with United States generally accepted accounting principles (“GAAP”), our earnings release contains the non-GAAP financial measure “Adjusted EBITDA.”

Adjusted EBITDA is not a measure of performance defined in accordance with GAAP. However, management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s performance because Adjusted EBITDA is a commonly used financial analysis tool for measuring and comparing companies in the Company’s industry in areas of operating performance.

Management believes that the disclosure of Adjusted EBITDA offers an additional view of the Company’s operations that, when coupled with the GAAP results and the reconciliation to GAAP net loss, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting the Company’s business.

We present Adjusted EBITDA as a supplemental measure of our performance. We defined Adjusted EBITDA as net income (loss) from continuing operations before taxes plus (i) interest expense, net, (ii) depreciation, (iii) amortization, (iv) stock-based compensation, (v) accrued severance and other noncash expense (vi) indirect costs incurred due to the merger with Vertro. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.